CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference of our report dated March 10, 2006 to the board of directors and stockholders of the Company with respect to the consolidated financial statements of Alderwoods Group, Inc., the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting and to the reference to our firm under the heading “Experts” in this Registration Statement.
KPMG LLP
Vancouver, Canada
June 19, 2007